Exhibit 16.1

March 8, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 6-K for the event that occurred on March 3, 2023 to be filed by WWC’s former client Troops Inc. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Item 16F(a)(3) of Form 20-F Changes in Company’s Certifying Accountant.

WWC has no basis to agree or disagree with any other part of the Form 6-K.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants